Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-210416) pertaining to the Beacon Roofing Supply, Inc. Amended and Restated 2014 Stock Plan,

2)	Registration Statement (Form S-8 No. 333-193904) pertaining to the Beacon Roofing Supply, Inc. 2014 Stock Plan,

3)	Registration Statement (Form S-8 No. 333-172142) pertaining to the Beacon Roofing Supply, Inc. 2014 Stock Plan (As Amended and Restated Effective February 8, 2011),

4)	Registration Statement (Form S-8 No. 333-150773) pertaining to the Beacon Roofing Supply, Inc. 2004 Stock Plan (As Amended and Restated Effective October 22, 2007),

5)	Registration Statement (Form S-8 No. 333-128379) pertaining to the Beacon Sales Acquisition, Inc. 401(k) Profit Sharing Plan,

6)	Registration Statement (Form S-8 No. 333-119747) pertaining to the Beacon Roofing Supply, Inc. 1998 Stock Option Plan and 2004 Stock Plan;

7)	Registration Statement (Form S-4 No. 333-209548) of Beacon Roofing Supply, Inc., and

8)	Registration Statement (Form S-3 No. 333-210415) of Beacon Roofing Supply, Inc.;

of our report dated August 14, 2017, with respect to the combined financial statements of Allied Building Products Corp. and related companies as of December 31, 2016, January 2, 2016 and December 27, 2014, and for each of the three fiscal years in the period ended December 31, 2016, included in this Current Report on Form 8-K of Beacon Roofing Supply, Inc. dated September 18, 2017.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 18, 2017